IRISH LIFE INVESTMENT MANAGERS LIMITED

Code of Business Conduct and Ethics for Employees and Directors

November 2020

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Contents

1.	Executive Summary	1

2.	Regulatory Background	2

3.	Compliance Policy	3

4.	Anti-Money Laundering and Counter Terrorist Financing	5

5.	Personal Account Transaction Policy	10

6.	Insider Dealing & Market Abuse	15

7.	Conflicts of Interest	18

8.	Gifts and Inducements	20

9.	Research	23

10.	Data Protection	24

11.	Fitness & Probity Requirements	27

12.	Information Security Policy	30

13.	Confidentiality/Secrecy	31

14.	Social Media Policy	32

15.	ILIM’s Policy Statement on Fraud	33

16.	GWL Cloud Computing Policy	35

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1.	Executive Summary

Irish Life Investment Managers Limited (ILIM) is committed to the concept of integrity in all our business dealings. It is essential that all employees and directors act in good faith; always place our clients’ interests first and foremost and to act with integrity and honesty with clients, colleagues, and other parties with whom we have contact. The relationships we have with our clients and the firm’s reputation are our most important assets.

No employee or director should act in a manner which would, or potentially could, lead to any injury to our reputation.

All employees and directors of ILIM are subject to the Great-West Lifeco (GWL) Code of Conduct. The ILIM Code of Business Conduct and Ethics (the “Code”) has been updated and is being re-issued to remind you of the policies, procedures, and guidelines in place that are directly applicable to employees and directors of ILIM. They have been designed to remind you of the standards of ethical behaviour that is expected. These policies, procedures, and guidelines are based on legal, US Federal Security Laws, regulatory, industry, and best practice requirements, applying to the investment management industry.

Each year, you will be required to provide written acknowledgement of receipt of this code and any amendments to it. Please ensure that you read this Code carefully. You must fully understand the requirements, since it is your responsibility as an employee/director of ILIM to ensure that you observe and comply.

Please note this Code, which may be amended from time-to-time, forms part of your contract of employment with ILIM. If employees become aware of any violations of this code, it should be reported directly to the ILIM Compliance Officer. Any breach of the Code may result in disciplinary action, up to, and including, dismissal. ILIM’s Code of Business Conduct and Ethics applies to all ILIM employees and directors.

If any employee has a concern in relation to any ILIM practice, he/she should immediately contact me, the Compliance department, or any member of the ILIM Executive Management Team. Please feel open to voice any concerns that arise without delay.

Please remember, ultimate responsibility for compliance lies with each employee and director of ILIM.

Patrick Burke

Managing Director, November 2020

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2.	Regulatory Background

ILIM’s Authorisation

ILIM is regulated by the Central Bank of Ireland (“Central Bank”) under the EU Markets in Financial Instruments Regulations 2017 (“MiFID II”). MiFID II applies to all investment firms and regulated markets in the European Economic Area (EEA), and aims to reduce barriers to cross border financial services via the implementation of harmonised Pan-European rules governing investment firms, to create a single market and investment services regulatory regime across EEA member states, and provide protection to investors.

MiFID II obliges ILIM to act honestly, fairly and professionally in accordance with the best interests of its clients

ILIM is a registered investment adviser with the U.S. Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940 (the “Advisers Act”). As a registered adviser, and as a fiduciary to our advisory clients, ILIM has a duty of loyalty and to always act in good faith, to place our clients’ interests first and foremost, and to make full and fair disclosure of all material facts and in particular, information as to any potential and/or actual conflicts of interests.

ILIM also holds an International Adviser Exemption in the provinces of Manitoba and Ontario, Canada.

Supervision

Under the Central Bank’s risk based supervision framework, PRISM, ILIM can expect the Central Bank to actively engage with the firm on an on-going basis, to conduct a regular programme of interaction with the directors and senior management to ensure that supervisors understand strategic developments and emerging risks, and to conduct proportionate risk assessment visits periodically. In addition, ILIM is required to submit a comprehensive suite of regulatory returns to the Central Bank and to co-operate as required in any themed inspections undertaken by the Central Bank.

ILIM has separate ongoing reporting and filing obligations to the SEC, and is subject to the SEC’s supervision framework. ILIM is also subject to certain annual and monthly filing requirements of the Ontario and Manitoba Securities Commissions.

ILIM’s Key Activities

ILIM’s core regulated business activity is the provision of discretionary portfolio management to institutional clients. Our clients include life assurance companies, large occupational pension schemes, collective investment schemes and corporate clients, all of whom are classed as professional clients under MiFID II.

ILIM is an appointed investment manager to Beresford Funds ICAV, a self-managed UCITS which provides non-life unitised investment vehicles for domestic and international institutional investors.

ILIM’s subsidiary company, Summit Asset Managers Limited (“SAM”), in its capacity as a UCITS Management Company, manages two retail UCITS umbrella funds - Summit Mutual Funds plc and Summit Investment Funds plc and has appointed ILIM as the investment manager to both umbrellas.

SAM is separately authorised as an Alternative Investment Fund Manager (AIFM) and has been appointed as the Manager for ILIM’s existing alternative Investment funds, the Irish Infrastructure Trust and ILIM Property Fund ICAV, formerly ILIM Property Fund plc and ILIM Liability Driven Solutions ICAV will be AIFM to any further alternative investment funds (AIFs i.e. non-UCITS funds) established by ILIM. SAM appoints ILIM to provide portfolio management services to the AIFs which it manages.

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In addition, ILIM provides various administration and support services to a number of large institutional clients, including Irish Life Assurance (ILA), Canada Life Europe (CLE) and Ark Life. These are additional to the core portfolio management service, or provided on a stand-alone basis. These include back-office, fund accounting and pricing services, and client servicing.

Questions

Should you have any questions regarding the contents of this document please do not hesitate to contact the Compliance department.

3.	Compliance Policy

Introduction

The financial services industry continues to see an increase in the development and pace of legal and regulatory requirements applying to the financial sector.

As an investment firm the key regulations and legislation that apply directly to ILIM are: the MIFID II Regulations (which have been supplemented by the Central Bank’s Supplementary Supervisory Requirements (SSR) for investment firms); the Capital Requirements Directives (CRD); Market Abuse Regulations; Data Protection, Transparency Regulations and Takeover Panel Rules; Anti Money Laundering legislation; and the Fitness and Probity Regulations.

As a SEC registered adviser, ILIM and its employees are also subject to various requirements under the Advisers Act and rules adopted under the Advisers Act, and which are reflected in this Code.

As an Exempt International Adviser in the Canadian provinces of Ontario and Manitoba, ILIM is required to comply with specific Canadian requirements relating to Anti-Money Laundering (AML).

ILIM’s UCITS and AIF platforms are subject to the UCITS and AIFM Regulations respectively. The management of these platforms by Beresford Funds plc and by SAM is also subject to the governance requirements of the relevant Regulations and to the Governance Code for Collective Investment Schemes and Management Companies.

The Consumer Protection Code applies to the Irish Life Assurance plc investment-only client base, which is serviced by ILIM.

For employees, it is important to understand that compliance with each of these requirements and all other regulatory requirements applicable to ILIM, and to our Clients, is of fundamental importance to the reputation, progress and success of ILIM. Conversely, any breaches and/or contraventions are taken seriously and can be damaging to the firm. Therefore it is of utmost importance that both the firm and its employees are compliant with all applicable requirements.

Compliance department within ILIM

ILIM has a dedicated Compliance department in place, which is independent of the business areas. The aim of the unit is to develop a strong compliance culture so that compliance becomes a state of mind and pervasive throughout the firm. The Compliance department operates in partnership with and to support the business in implementing and monitoring procedures, ensuring that ILIM complies in full with all legal and regulatory requirements, and that the firm conducts its business in accordance with the highest ethical standards.

The Irish Life Group governance structure reflects the ‘three lines of defence’ approach.

-	First line of defence - the business units form the first line of defence, conducting business to meet objectives within risk appetite.

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Second line of defence - the Business Risk, Compliance, Irish Life Group Actuarial and Financial Functions form the second line of defence. The Compliance functions are responsible for monitoring the business units, as well as having an advisory role.

-	Third line of defence - the Irish Life Group Internal Audit - forms the third line of defence, performing independent reviews of the adherence to risk and control standards.

It is important to recognise that responsibility for compliance lies with you as an employee/director of ILIM as far as your work is concerned. There is no role in ILIM that is not impacted on in some way by legal and regulatory requirements imposed on the firm. As an employee of ILIM you are required to familiarise yourself with the particular compliance requirements applicable to your work.

Irish Life Group Limited (ILGL) Compliance Policy and Principles

You are also required to take careful note of the Irish Life Group Limited Group Compliance Policy and Principles, which are set out below. These are guiding principles of how ILIM, operating with Irish Life Group, should perform in relation to legal, regulatory and market responsibilities.

It is the policy of ILGL:

-	To comply in full with all legal and regulatory requirements;
-	To maintain the highest standards of integrity in all our business dealings; and
-	To satisfy our customers’ requirements by providing a consistent and efficient level of service.

The following principles, which reflect the policy and which underpin the development and implementation of compliance arrangements across the Irish Life Group, have beenadopted:

Principle 1 – Customer Focus

We will have due regard to the interests of our customers and will treat them fairly. We will have regard to their information needs and will provide information in a way that is fair, timely and not misleading. We will make every effort to ensure the suitability of advice given and any discretionary actions taken.

Principle 2 – Integrity

We will be honest and straightforward in all our business dealings.

Principle 3 – Skill, Care and Diligence

We will conduct and manage our business with due skill, care and diligence.

Principle 4 – Business Imperative

We will view compliance as an imperative for the business and central to the decision-making process.

Principle 5 – Best Practice

We will observe high standards of compliance practice and will operate to the spirit of the requirements, and not just to meet minimum legal and regulatory requirements.

Principle 6 – Market Conduct

We will ensure that our business dealings, particularly relating to sales, marketing, and promotions of our products, are conducted in accordance with the highest standards and best practice in market conduct and in full compliance with the Consumer Protection Code, and other relevant requirements.

Principle 7 – Management and Control

We will ensure that appropriate procedures are put in place to manage and control the business effectively and to meet regulatory requirements.

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Principle 8 – Relations with Regulatory Authorities

We will deal with regulatory authorities in an open and co-operative way.

Principle 9 – Compliance awareness, training, and visibility

We will maintain a high profile, strong awareness, and visibility for our compliance principles and will ensure that employees are kept up to date on new regulatory developments and familiarise themselves with particular requirements specific to their business.

4.	Anti-Money Laundering and Counter Terrorist Financing

Background

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ILIM has policies and procedures in place applying to all employees, contractors, temporary staff and Directors (collectively “staff”) to adhere to the standards set out in this AML/CTF policy (the “Policy”) to prevent the use of ILIM’s services for money laundering or terrorist financing purposes.

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This Policy contains overarching minimum standards based not only on legal and regulatory obligations but also on ILIM’s own standards for ensuring that ILIM staff, its clients and its reputation are not damaged as a result of ILIM’s services being misused for money laundering or terrorist financing purposes.

-	ILIM has a responsibility to its stakeholders to protect the income, assets, resources and reputation of ILIM in the most effective way.

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This Policy should be read in conjunction with ILIM’s AML/CTF procedures. Where any conflicts or inconsistencies between the Policy and AML/CTF procedures are identified, this should be immediately brought to the attention of the ILIM Money Laundering Reporting Officer. The spirit and principles of this Policy will prevail.

-	ILIM will ensure that its AML/CTF strategies, goals and objectives are updated on an ongoing basis and that best practices are adopted where possible.

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ILIM requires all Staff to act honestly and with integrity at all times and to safeguard the resources for which they are responsible. Adherence to the word and spirit of this Policy is the responsibility of all staff.

-	ILIM will adopt comprehensive procedures that are proportionate to the nature, scale and complexity of the services it provides.

-	This Policy is deemed appropriate to the nature, scale and complexity of ILIM’s business.

Applicability

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ILIM is under an obligation to adhere to the AML/CTF requirements contained in the Criminal Justice Acts 2010, as amended by Part 2 of the Criminal Justice Act 2013 and the Criminal Justice (Money Laundering and Terrorist Financing) Amendment Act 2018(Money Laundering and Terrorist Financing) Amendment Act 2018 (“CJA 2010”).[1]

-	This Policy will incorporate any subsequent legislative amendments, relevant anti-money laundering guidelines and related legislative and regulatory

1 As of October 2020, though not yet transposed in to Irish law, Directive (EU) 2018/843 – The Fifth Money Laundering Directive (5MLD) has been considered as part of the 2020 policy review.

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provisions and requirements of the Great–West Life Co Anti-Money Laundering and Anti-Terrorist Financing Policy (where applicable).

Money Laundering and Terrorist Financing Activity

Money laundering is a process by which criminals pass the proceeds of their criminal activity through legitimate financial systems to make the money appear to be clean or unrelated to crime. It generally consists of three stages:

-	Placement: This is the introduction of illegally obtained monies or other valuables into financial institutions.
-	Layering: This involves separating the proceeds of criminal activity from their source through the use of layers of complex financial transactions.
-	Integration: This is the process by which the laundered proceeds are brought back into the economy in a way that they appear to be legitimate funds.

Terrorist financing is the provision of funds for terrorist activity. Terrorist financing involves similar processes to money laundering and many terrorist groups will have well established links with organised criminal activity. There are however two major differences, often only small amounts are required to commit individual terrorist acts, thus increasing the difficulty of tracking the terrorist property and terrorists can be funded from legitimately obtained income, including charitable donations making it extremely difficult to identify the stage at which legitimate funds become terrorist property.

Economic Sanctions

ILIM will take appropriate steps and implement appropriate processes and procedures to seek to deny services to those persons or entities that are subject to sanctions and will report those identified to the appropriate authorities.

Money Laundering and Reporting Officer (MLRO)2

-	ILIM will appoint an MLRO with sufficient level of seniority and independence and free to act on his/her own authority.
-	ILIM will also ensure that the MLRO has sufficient resources and support Staff to perform his/her functions.
-	The MLRO will oversee the annual review of the risk assessment and the Policy and procedures.
-	The MLRO will regularly assess the inherent risk of money laundering and terrorist financing and shall oversee the development of, practices and procedures in accordance with this Policy.
-	The MLRO will direct senior management to implement, such practices, procedures, training or other initiatives which are deemed necessary to comply with current anti-money laundering legislation.
-	ILIM will ensure that the MLRO has access to relevant information to carry out his/her role effectively.
-	The MLRO will receive and consider reports in relation to knowledge or suspicion of money laundering or terrorist financing activity and make external reports in a timely manner.

Policy Statement and Requirements

In accordance with its obligations imposed under current AML/CTF legislation, ILIM has developed processes and procedures appropriate to the nature, scale and complexity of its business. In particular:

2 The current MLRO is Antoinette Keaveney

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ILIM will meet its obligations by adopting a risk based approach. This risk based approach will recognise the varying money laundering and    terrorist financing    threats ILIM faces by examining a number of factors including customer/client, products, services, distribution, geographical risk, transactions and delivery channels. Senior management play a critical role in leading the risk based approach to AML/CTF and must be fully engaged in the decision making process in this regard.

-	ILIM will produce management information and provide it to senior management to enable them to review and assess the effectiveness of the AML/CTF regime in ILIM.

-	ILIM will complete a detailed risk assessment of AML/CTF on an annual basis. The risk assessment will be approved by ILIM senior management and the ILIM Board.

-	ILIM will establish the purpose of any business relationship, and conduct ongoing monitoring of the business relationship in accordance with legislative requirements.

-	Where applicable, ILIM will identify and verify the identity of the beneficial owner in accordance with the requirements under current AML/CTF legislation.

-	ILIM will ensure that appropriate Customer Due Diligence (CDD) measures are conducted to identify the customer and verify the customer’s identity before establishing a business relationship or carrying out a transaction.

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ILIM must assess CDD documentation from existing clients where a relevant trigger event has taken place, and if required, obtain appropriate CDD documentation. A trigger event can include, but is not limited to:

-	Reopening of accounts that had previously been closed
-	Name or Address change request
-	Change in Directors/Beneficial Owners
-	Regular subscription increases
-	Change or update to investor categorisation
-	Positive AML/CTF screening alert

-	ILIM must ensure CDD documentation is subject to a refresh process at least on a three year cycle.

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ILIM will apply enhanced client due diligence (ECDD) requirements where the money laundering or terrorist financing risk is higher, in particular for non- face-to-face business and Politically Exposed Persons (“PEPs”) if such a situation where to arise.

-	In accordance with legislative requirements, ILIM will monitor transactions for unusual or suspicious activity that may indicate that money laundering or terrorist financing is occurring.

-	ILIM will not embark on or continue any business with a shell bank.

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ILIM will take appropriate, proportionate steps to identify those known, suspected or advised to be a PEP or an immediate family member or close associate of a PEP and will implement specific procedures and

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controls in respect of such business.

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ILIM takes its responsibility to deny financial services to those subject to sanctions very seriously. ILIM will take the necessary steps, including freezing accounts, to deny these services and report those identified to the appropriate authorities.

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ILIM will adopt policies, procedures and controls to ensure that all AML/CTF obligations under current AML/CTF legislation are being adhered to as required. This Policy will incorporate any subsequent legislative amendments and relevant anti-money laundering guidelines.

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ILIM will adopt and maintain procedures to ensure that suspicious transactions are reported via the MLRO to An Garda Síochána and the Revenue Commissioners promptly and without delay [or as soon as practicable] and to a high quality standard.

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ILIM will ensure it has procedures in place for all staff to report a contravention of money laundering legislation internally through a specific, independent and anonymous channel. Employees may refer to the Group Speaking-Up policy, specifically the Ethics Point facility. Reporting under this clause is unrelated from suspicious transaction reporting and is for instances where employees believe there is a contravention of money laundering legislation.

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ILIM will ensure that all staff responsible for carrying out transactions and/or for initiating and/or establishing business relationships must undergo AML/CTF training. Initial induction training will be provided on joining ILIM and refresher training will be provided on at least an annual basis. Training will include reference to the legal responsibilities of individuals and how to identify suspicious transactions. Specific directors training will be provided on an annual basis.

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ILIM will retain, in the State, adequate records relating to AML/CTF for a maximum of five years2 after the end of a business relationship and store them in a manner that is secure and easily retrievable.

-	ILIM will conduct ongoing monitoring of compliance with AML/CTF policies and procedures to assess adequacy of systems and controls.

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ILIM may rely on relevant third parties, as specified in the Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010, as amended to meet some of its legislative obligations where an agreement is in place acknowledging that the relevant third party is being relied upon and agreeing to provide CDD documentation to ILIM if requested. Where ILIM relies on relevant third parties with respect to its AML/CTF legislative obligations ultimate responsibility for meeting the requirements remains with the firm.

Responsibilities

Full accountability for AML/CTF resides with the ILIM Board who is responsible for the oversight of the Company’s AML/CTF programme. The Board of Directors has oversight of the AML programme by:

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-	Reviewing and approving the Policy on an annual basis.

-	Reviewing periodic reports provided to the Board with respect to the effectiveness of the AML programme.

-	Keeping abreast of AML matters, including regulatory developments. This is achieved through reporting and annual directors training pack.

Executive Management Team must:

Members of ILIM’s Executive Management Team should be familiar with the AML/CTF risks that might occur within their business areas and be fully aware of their obligations under the current AML/CTF legislation. ILIM Executive Management Team must:

-	Ensure compliance with this Policy throughout their operations.
-	Consider their exposure to AML/CTF risk.
-	Encourage an open and compliant culture amongst Staff.
-	Develop pro-active methods of money laundering and terrorist financing detection.
-	Allocate sufficient and appropriate resources to implement this Policy effectively.

Management has an obligation to ensure strong and effective AML/CTF controls are applied consistently within their areas and in line with all ILIM’s policies and procedures.

ILIM Compliance

ILIM Compliance is responsible for the following:

-	Drafting and agreeing this Policy with the ILIM Executive Management Team.
-	Bringing the Policy to ILIM Executive Management Team and the Board for approval.
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Reviewing this policy on an annual basis and at such other time as may be required. Where material amendments to the Policy arise, the revised Policy must be submitted once again to the ILIM Executive Management Team and the ILIM Board for approval.

-	Communicating this Policy.
-	Generating awareness of AML/CTF obligations.
-	Liaising with external authorities/agencies.

EU Financial Sanctions

EU Financial Sanctions is in pursuit of the objectives of the Common Foreign and Security Policy (CFSP) and related Irish Statutory Instruments (‘EU Financial Sanctions’) (Sanctions Regime). It is the policy of ILIM to have processes in place to ensure adherence to requirements of the Sanctions Regime. ILIM will take appropriate steps and implement appropriate processes and procedures to seek to deny services to those persons or entities that are subject to sanctions and will report those identified to the appropriate authorities.

ILIM operates an AML compliance model based on the three lines of defence which is summarised below:

First Line: The business has primary responsibility and accountability with AML policies and procedures.

Second Line: ILIM Compliance is accountable for the independent oversight of AML compliance.

Third Line: Internal audit is accountable for independent assurance of the effectiveness

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of the AML programme.

Policy Review and Approval

This Policy is subject to annual review, or more frequently if required. Non material amendments may be approved by the ILIM MLRO. Where material amendments to the Policy arise however, the revised Policy must be submitted once again to the ILIM Executive Management Team and the ILIM Board for approval.

Confidentiality

No information concerning the status of an AML/CTF investigation will be disclosed or discussed with anyone other than those who have a legitimate need to know

References

This Policy should be read in conjunction with ILIM’s AML/CTF procedures. Where any conflicts or inconsistencies between the Policy and AML/CTF procedures are identified, this should be immediately brought to the attention of the ILIM MLRO, Antoinette Keaveney. The spirit and principles of this Policy will prevail.

5.	Personal Account Transaction Policy

Introduction

Directive 2014/65/EU of the European Parliament and of the Council on Markets in Financial Instruments, as implemented in Irish aw S.I. No. 375/2017 – European Union (Markets in Financial Instruments) Regulation 2017, (MiFID II) requires investment firms to have in place a personal account transaction/dealing policy. ILIM has applied MiFID II Personal Account Transaction requirements to all employees3 of the firm.

As a registered investment adviser with the US Securities Exchange Commission (SEC), ILIM is required to apply ‘Access Person’ rules. Given the nature of ILIM’s business, including front office, back office and administrative services, it is ILIM’s policy to apply the Access Person rules to all staff and directors of the firm.

This policy and procedure covers personal transactions by staff in financial instruments, transaction in financial instruments by related parties, and any trading activity in which a staff member has a beneficial interest.

A Personal Account (PA) transaction is a trade in a financial instrument – i.e. transferable securities such as equity and debt securities and ETFs, as well as derivative securities, private investment funds, shares of investment companies and collective investment schemes, and investments in department investment trusts.

PA transactions refer to trades by

-	an employee of ILIM;

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A related party of an employee, i.e. a spouse/partner, or any other person whose business, private or familial relationship with an employee of ILIM might reasonably be expected to give rise to a conflict of interest in dealings for clients of ILIM;

-	other parties in circumstances where an employee has a material interest in the outcome or where the employee believes it may be a relevant transaction to report,

e.g. where the employee may obtain benefits substantially equivalent to ownership by reason of any relationship/arrangement;

3 The employee definition includes all ILIM staff, Executive and Non -Executive Directors of the firm

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They include both voluntary and involuntary4 transactions.

Insider Dealing

No employee may deal, or otherwise advise anyone else to deal, in the stock or shares of a company (or any other financial instrument) while in the possession of price-sensitive information. The legal requirements in relation to insider dealing are laid out in the Investment Funds, Companies and Miscellaneous Provisions Act 2005. The US Insider Trading and Securities Fraud Enforcement Act of 1988 provides for civil and criminal penalties.

Speculative Dealings

Dealings in margined transactions (including futures, CFDs and financial spread betting) are prohibited. Dealings in traded options are permitted only when they involve the purchase of call or put options, and are subject to PA Dealing Approval. Dealings in futures linked to a market index is permitted and are subject to PA Dealing Approval. Speculative investing in cryptoassets is also subject to approval.

ILIM Trading

Employees may not deal in any financial instrument when a fund, managed by ILIM, is building a position or disposing of a position in that financial instrument. Staff must not enter into a personal transaction which involves the misuse of confidential client information.

Procedures

PA Transaction Approval and Trading Process

-	Prior approval must be obtained for all relevant transaction dealings by employees, by their related parties, or in any trades in which staff have a material or beneficial interest.
-	Sign-off by ILIM Compliance is required.

-	The PA Transaction Approval Form can be found on ILIM’s Intranet and is available to all staff.

Trades which require prior written approval include:

-	Voluntary transactions initiated on the instructions of the relevant person (or related party) and where the timing is under discretion of the relevant person.

-	Any financial instrument, including shares and fixed interest securities (quoted or unquoted), and in initial public offerings and limited offerings.

Trades which do not need to be pre-approved include:

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Involuntary transactions, i.e. a transaction where the timing occurs outside of the control of employee e.g. annual Employee Share Ownership Scheme, or a compulsory corporate action. Employees should confirm with the compliance department if in doubt.

Unit-linked funds managed by ILIM

Transactions in unit-linked funds including pension policies (in general) do not require prior approval. In general, employee’s holdings in unit linked policies align personal interest with policyholders rather than conflicting interest. The rules for unit transactions and timing are no different for employees. Individual unit holder transactions are immaterial in relation to the size of the fund.

Employees must be mindful of any potential conflicts of interest they may have in relation to dealings in unit-linked funds. This would include knowledge of pricing basis changes, material fund transactions (e.g. property transactions), fund rebalancing etc.

4 Involuntary transactions are exempt from the pre-approval requirement; however must be disclosed in the annual holdings submission if the financial instrument is held at the time of preparing your annual holdings form.

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Any questions on conflicts of interest should be referred to Compliance.

Excessive activity by employees in unit-linked funds is considered to be in conflict with the interests of clients.

Employee Declaration

Each employee must sign a declaration confirming that they have carefully considered whether any information they have in respect of any shares or instruments they are seeking approval to transact in might be considered price-sensitive information, and therefore would breach any of the provisions of the insider dealing laws in Ireland, the US or any other country. Each employee must also declare that they have no conflict of interest to declare regarding the proposed transaction(s), and must confirm that the transaction proposed does not involve the misuse of confidential client information. This declaration is included in the PA Transaction Approval Form.

Approval & Compliance sign-off

Approval

Except in the case of exceptions as outlined below, approval must be obtained from one of the following members of the ILIM Executive Management Team (the “approval panel”):

-	Chief Investment Officer,
-	Director of Wealth and Corporate Distribution,
-	Director Global Institutional Distribution
-	Director of IT and e-Business, or
-	the Managing Director of ILIM.

Exceptions

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The Head of Centralised Dealing and members of the ILIM Executive Management Team must obtain approval from the Managing Director of ILIM. If approval cannot be obtained from the Managing Director, approval should be obtained from one of the following: a Non-Executive Director of the ILIM Board, the Head of Compliance and Risk, the Director of Group Compliance and Operational Risk, or the Group Chief Actuary & Chief Risk Officer.

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The Managing Director of ILIM must obtain Approval from a Non-Executive Director of the ILIM Board, the Head of Compliance and Risk, the Director of Group Compliance and Operational Risk, or the Group Chief Actuary.

-	The Head of Compliance and Business Risk must obtain approval from the Director of Group Compliance and Operational Risk (or where applicable the Group Chief Actuary & Chief Risk Officer).

Compliance sign-off

Once approval is granted by a member of the approval panel (or in accordance with the exceptions as outlined above), sign-off must then be obtained from a member of the Compliance department before trading.

i.	Sign-off by ILIM Compliance requires the reviewer to:

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Conduct an ‘active portfolios securities check’ and check as to whether ILIM has, for any actively managed portfolios, traded the stock in the last seven days and / or whether the security is on the trade blotter. Sign-off shall not be granted if after enquiry the compliance reviewer believes that any ILIM trades noted are a result of ILIM building or actively reducing holdings in the financial instruments.

-	Ensure that Trading Managers and Head of Trading / the MD have confirmed on their PA Transaction Forms that they are not planning to trade the stock on behalf of ILIM or its clients.

In the case of Irish Equities, ILIM Compliance will check to see if ILIM are currently in the process of a material transition of Irish Equity portfolios

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e.g. as a result of an individual client mandate request or fund rebalancing. If such a situation arises then permission will not be granted for any trades in relatively illiquid Irish securities.

ii.

The Approval of the transaction and the compliance sign-off should only be granted on the basis that the transaction is permitted by Regulation, is not contrary to ILIM’s Conflict of Interest Policy and /or ILIM’s Code of Conduct.

iii.	If prior email approval cannot be granted where required, staff are prohibited from executing PA transactions.

iv.

The approval is valid for 24 hours from the time of sign-off from ILIM Compliance, unless specific approval to extend this 24-hour timeframe is granted by the one of the members of the approval panel listed above and noted on the PA Dealing Approval Form.

v.

Employees must hold the stock for a minimum period of 30 calendar days from the date of settlement, unless specific approval to dispose of the stock earlier is granted by one of the members of the approval panel listed above and noted on the PA Transaction Approval Form.

Counterparty / Broker in respect of PA Transactions

In the case of personal account trading with a broker on the ILIM Authorised Broker Panel, the trade must be carried out through the private client department / arm of the stockbroker firm.

Record of Transactions

The PA Transaction Approval Form must be retained in ILIM Compliance. A copy of the contract note must be forwarded to the Compliance Department in ILIM within 5 working days of the trade being placed.

Discretionary Managed Portfolios

For employees and related parties of staff who have discretionary managed portfolios, a letter must be sent to the relevant Discretionary Manager/Broker advising them of the staff member’s employment with ILIM. A copy of this letter must be given to the Compliance Department. This letter must request that the Discretionary Manager/Broker forward a copy of all contract notes to the Compliance Department in ILIM. Discretionary Managers/Brokers may then trade in line with their respective in-house policy. However, if the Discretionary Manager/Broker discloses a potential trade to the employee of ILIM then that trade becomes subject to the ILIM Personal Account Transaction/ Account Dealing policy and must be approved in line with the above conditions.

Employee Share Ownership Scheme – Great-West Lifeco Inc shares

Advance approval is required for any disposal of Great-West Lifeco shares acquired by the Employee via the Employee Share Ownership Scheme, or otherwise. This is in accordance with normal PA Transaction Procedures.

Any acquisition of shares by an employee in Great-West Lifeco Inc., other than by an Employee Share Ownership Scheme, requires the prior approval and the completion of the PA Transaction Approval Form in respect of the trade(s) (as per any normal PA Transaction in accordance with the normal procedures).

Cryptoassets

Cryptoassets are an asset recorded in digital form and enabled by the use of cryptography that is not and does not represent a financial claim on, or a liability of, any identifiable entity. This includes but is not limited to,

•	Security tokens

•	Uatility tokens

•	Exchange tokens e.g. cryptocurrency such as bitcoin.

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Given the extensive variation in these assets, advance approval is required for any acquisition or investing in cryptoassets in accordance with normal PA Transaction Procedures. Please contact the ILIM CIO or Compliance Officer for further guidance prior to trading. The use of Cryptocurrency for paying for goods does not require approval.

PA Dealing Reporting

All ILIM employees are designated as ‘Access Persons’ in accordance with SEC Rules. This means that all ILIM employees (irrespective of the frequency and volume of personal transaction activities) are subject to the SEC transaction reporting requirements.

The on-going reporting process is facilitated and managed by ILIM Compliance.

Holding Report

All staff must submit Annual Holding Reports disclosing all reportable securities holdings (i.e. holdings in all financial instruments, with certain limited exceptions) in which they have any direct or indirect beneficial ownership or investment control.

This information must be reported using the Annual Holding Report Form. The form is located on the SharePoint site.

The Annual Holding Report must be submitted to the Compliance department by the 28th February each year. The information provided must be current as of a date no more than 45 days prior to the report submission date.

Employees must report all Reportable Securities holdings (i.e. all holdings in financial instruments) in this form and the identity of all investment accounts, identifying:

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the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which staff have any direct or indirect Beneficial Ownership or Investment Control; and

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the name of any broker, dealer or bank with whom an account is maintained in which any Reportable Securities are held for the direct or indirect benefit of staff (including accounts held by any member of their immediate family).

Employees with no information to disclose are required to submit a ‘nil report’ and employee declaration certifying that the staff member has no other relevant information to report.

New Employees

For new employees, the ILIM Policy is for the first Holding Report to be submitted by the employee to the compliance department within 10 working days, as part of the induction process. Line managers must ensure that new staff receive a copy of the Holding Report Form and a copy of the ILIM Code of Conduct on commencement with the firm.

Quarterly Transaction Report

SEC Rules require that employees return a detailed quarterly transaction report. This report must be submitted no later than thirty (30) calendar days after the end of a calendar quarter.    SEC rules excuses staff from submitting quarterly transaction reports where those reports that would duplicate information already held on record. As all ILIM employees are subject to pre-approval of voluntary transactions, a record of which is maintained by Compliance, quarterly transaction reports are not required.

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An exception to this rule exists for Non-Executive Directors who are required to submit quarterly transaction and holding report to the ILIM Compliance Officer no later than 30 calendar days after the end of a calendar quarter.

ILIM PA Dealing Review

Holding reports and transaction reports are reviewed and monitored by the Compliance department staff whose holdings do not present any conflict of interest. The purpose of the review is to assess reported transactions in terms of compliance with US SEC and European MiFID requirements.

All PA Dealing documentation and reports submitted to the Compliance Department are treated as confidential, are held securely and are subject to restricted access.

6.	Insider Dealing & Market Abuse

Introduction

ILIM is required under Regulation (EU) No 596/2014 (MAR) to have “arrangements, systems and procedures” in place for the purpose of detecting insider dealing and market manipulation. ILIM’s internal compliance and business processes and procedures provide for the system based detection of market abuse and incorporate an appropriate level of human analysis. ILIM has systems in place which allow for reporting of suspicious transactions to the Central Bank of Ireland. In addition, ILIM staff are subject to personal transaction dealing procedures5, including a mandatory pre-approval process which applies to all staff and any person connected with a member of staff.

The GWL Insider Trading Policy is applicable to all ILIM employees and directors and can be found in the GWL Code of Business Conduct and Ethics.

What is Market Abuse?

The two broad categories of market abuse are:

-	insider dealing; and
-	market manipulation.

It is prohibited to engage (or attempt to engage) in market abuse.

What is Market Manipulation?

Market manipulation can be transactions or the release of information with the intent to deceive investors as to the market for a security.

The rules apply to all financial instruments6, irrespective of whether the prohibited transaction, order or behaviour takes place on a trading venue. Examples (non-exhaustive list) of market manipulation can include:

-	Transactions/orders to trade that are likely to give false or misleading signals as to the supply of, demand for, or price of financial instruments.
-	Transactions by a person, or persons acting in collaboration, which secure the price of one or several financial instruments at an abnormal or artificial level.
-	Transactions which employ fictitious devices or any other form of deception that affects or is likely to affect the price of one or several financial instruments.
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Dissemination of information/rumours which is known or ought to be known by the person disseminating such information to be false or misleading and which is likely to give, false or misleading signals about financial instruments or likely to secure the price of one or several financial instruments.

5 See part 5 of this document for the Personal Transaction / Personal Account Dealing Policy & Procedure

6 And also to benchmarks and spot commodity contracts (including their derivatives)

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-	Any behaviour which manipulates the calculation of a benchmark.
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Conduct by a person, or persons acting in collaboration, to secure a dominant position over the supply of or demand for a financial instrument which has or is likely to have the effect of fixing, directly or indirectly, purchase or sale prices or creating other unfair trading conditions.

What is Insider Dealing?

Insider Dealing arises where a person in possession of inside information uses that information to buy/sell, or try to buy/sell, for their own account or for the account of a third party (which includes buying or selling on behalf of funds that ILIM manage), directly or indirectly financial instruments to which that information relates. Similarly, it is an offence to induce another person to engage in insider dealing and it is an offence to unlawfully disclose inside information.

What is “Inside Information”?

Inside information is information of a precise nature. It is information that relates directly or indirectly to financial instrument(s)/ issuers of financial instrument(s) which has not been made public. 7

o	It can concern a set of circumstances which exist (or may reasonably be expected to come into existence) or an event which has occurred (or may reasonably beexpected to occur).

o	It is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of financial instruments.

o	The information is price-sensitive, i.e. if this information were made public it would be likely to have a significant effect on the price of those financial instruments.

What is price-sensitive information?

Information concerning the GWL Group of companies, ILIM or clients of ILIM obtained in the ordinary course of business can be price sensitive information, and may fall under the insider dealing prohibition. ILIM’s procedures must therefore be rigidly applied and employees must take care to observe the requirements forming part of their contract of employment. In the event of any doubt, clarification should always be sought from the ILIM Compliance Unit before any dealings take place.

In accordance with ILIM’s own internal procedures, where ILIM is executing a trading strategy in relation to a particular stock (i.e. building a position or disposing of a position), knowledge of same precludes an ILIM employee from dealing in that stock for their own account or Related Parties.

Procedure

What if you become an “Insider”?

The following procedures must be followed if you believe you are an insider (including where you receive a ‘market sounding8’):

Any employee who has knowledge of inside information must communicate this fact by e-mail to the Compliance Unit. The following procedure is in place:

7 This also applies to spot commodity contracts (including their derivatives)

8 Article 11(1) of MAR describes a “market sounding” as a communication of information, prior to the announcement of a transaction, in order to gauge the interest of potential investors in a possible transaction and the conditions relating to it such as its potential size or pricing, to one or more potential investors. MAR provides a framework within which such disclosures can legitimately be made and disclosing market participants (DMPs) can benefit from protection against unlawful disclosure of inside information.

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Any employee who comes into knowledge of non–public information must communicate this fact by e-mail to ILIM Compliance and must confirm that they have not divulged the information relating to the company to any other person other than advising the Compliance department.

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ILIM Compliance will ask the staff member to review ILIM’s Insider Dealing and Market Manipulation Policy and Procedures, which are provided for their reference. The staff member is reminded that their disclosure of this information must be kept to an absolute minimum. They are advised that they cannot conduct personal account transactions in the relevant security for themselves or related persons.

-	Compliance will arrange for restrictions, security and/or access permissions to be implemented on CRIMS, on instruction from the Chief Investment Officer.

ILIM’s obligation to notify suspicious transactions and orders to the Central Bank

Regulation 16 of MAR provides for ILIM’s obligations in relation to the detection and reporting of suspicious orders and transactions. Where ILIM has a reasonable suspicion that an order or transaction in any financial instrument, whether placed or executed on or outside a trading venue, could constitute insider dealing, market manipulation or attempted insider dealing or market manipulation, ILIM shall notify the Central Bank without delay.

The test is that of a ‘reasonable suspicion’ of market abuse. Firms are required to also submit suspicious transaction and order report (STOR) in relation to transactions and orders which occurred in the past, where suspicion has arisen in the light of subsequent events or information.

ILIM’s internal compliance and business processes and procedures provide for the system based detection of market abuse and incorporate an appropriate level of human analysis. ILIM takes a proportionate approach to the level of system driven detection analysis employed and detection systems include a number of compliance and business level processes, as follows:

-	ILIM’s Personal Transaction / Personal Account Dealing Policy & Procedure;
-	ILIM Insider Dealing and Market Manipulation Policy and Procedure;
-	Manual allocation processes
-	Best execution processes including daily transaction cost analysis reports;
-	Daily Positions Report (Transparency and takeover processes identifying significant holding changes;
-	Performance reporting and monitoring processes; and
-	System access controls and audit controls.

Any staff member or director who becomes aware of information which may give rise to a suspicion is requested to raise the issue with the Head of Compliance and Business Risk.

ILIM shall, where required, transmit to the Central Bank the following information (using the prescribed STOR form):

-	a description of the transactions concerned, including the type of order (such as limit order, market order or other characteristics of the order) and the type of trading market (such as block trade);
-	the reason or reasons for suspecting that the transactions might constitute market abuse,
-	the names, or means of identification, of the persons on behalf of whom the transactions have been carried out, and of other persons involved in the transactions;
-	the capacity in which the prescribed person operates (such as for own account or on behalf of third parties); and
-	any other information which may be significant in reviewing the transactions.

Penalties

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-	Criminal offence:

Directive 2014/57/EU of the European Parliament and of the Council of 16 April 2014 on Criminal Sanctions for market abuse (as implemented in Ireland by S.I. No. 349 of 2016) provides for a criminal sanctions regime for market abuse and attempted market abuse. Currently, a person guilty of an offence created by Irish market abuse law shall on conviction to a fine up to €10,000,000 or imprisonment for a term up to 10 years or both.

-	Civil liability

If a person contravenes a provision of Irish Market Abuse law the person shall be liable -

-	to compensate any other party who acquired or disposed of financial instruments by reason of the contravention, and
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to account to the body corporate or other legal entity which issued the financial instruments concerned for any profit accruing to the first-mentioned person from acquiring or disposing of those instruments.

7. Conflicts of Interest

ILIM is required to take all appropriate steps to identify, manage or prevent potential or actual conflicts of interest that arise in the course of providing its services. In all instances of actual or potential conflict of interest ILIM will abide by the principles of treating its customers fairly, and dealing honestly and professionally with all its stakeholders. All employees have an obligation to comply with this Policy, to avoid any conflict of interest and to act in the best interests of its clients.

ILIM, as part of the Irish Life group maintains effective organisational and administrative arrangements to ensure that potential conflicts of interest that may arise across the businesses of the group are identified, assessed and managed in a timely manner.

In determining the types of conflict of interest that arise in the course of providing its services which may be detrimental to clients’ interests, ILIM will assess, by way of minimum criteria, whether it, its directors, employees, officers, shareholders or any person(s) directly or indirectly linked to it by control:

-	are likely to make a financial gain or avoid a financial loss, at the expense of the client,
-	have an interest in the outcome of the service/transaction which is distinct from the client’s interest in that outcome,
-	have a financial or other incentive to favour the interest of specific clients,
-	carry on the same business as the client(s),
-	receive an inducement other than the standard commission from a third-party in connection with the service provided, whether in the form of monetary or non-monetary benefits or services.

In the event that ILIM, its directors, employees, officers and shareholders are in the future, involved in other financial investment and professional activities, which may on occasion cause conflict of interest with the management of client assets, ILIM shall ensure that the performance of its duties will not be impaired by any such involvement, and that any conflicts, which may arise, shall be resolved fairly and without delay.

Reporting potential /actual conflicts of interest

Employees and officers who believe they may have a conflict of interest, become aware of the potential for a conflict of interest involving other people, or are uncertain whether the potential for a conflict of interest exists, must immediately notify Donal Woodcock, the ILIM Compliance Officer.

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All potential and actual conflicts of interest, or transactions or relationships that may give rise to a conflict of interest, must be disclosed immediately.

This requirement extends to any interests, transactions or relationships involving employees and officers, their immediate family or any other individuals with whom they have close personal relationships.

Employees are to exercise good judgment and common sense in anticipating situations that may give rise to a conflict of interest.

Recording of Conflicts of Interests

Potential and actual conflicts are recorded on a register, maintained by Compliance. Additional information may be asked at the time of reporting to, if required, determine a resolution, implement a mitigant and/or strengthen existing controls.

Disclosure to Clients

Disclosure to clients is a measure of last resort, necessary only where the organisational and administrative arrangements established are not sufficient to ensure, with reasonable confidence, that the risks of damage to clients’ interests will be prevented. Should such a situation arise, ILIM shall clearly disclose the following information, via a durable medium, to affected clients before undertaking business on their behalf:

-	specific description of the conflict(s) of interest,
-	the general nature and/ or source(s) of such conflict of interest(s),
-	details of the risks to the client that arises as a result of the conflict(s) and
-	description of the steps undertaken to mitigate such risks.

The fact that the organisational and administrative arrangements in place to prevent or manage the conflict(s) are not sufficient to ensure protection of the client’s interests must be clearly set out in the disclosure. The details provided in the disclosure will be tailored according to the nature of the client and sufficient to enable the client to make an informed decision on whether to proceed with the service, in the context of which the conflict of interest arises. ILIM will review and amend as appropriate its organisational and/ or administrative arrangements if necessary to manage or prevent such conflicts of interest.

Procedures and Processes in place

ILIM has detailed policy and procedural document(s) in place which set out the core principles for meeting its legal, regulatory and ethical responsibilities. This policy specifies the procedures to be followed and the measures to be adopted to ensure ILIM’s employees act with integrity in all business dealings.

ILIM procedures include measures to ensure that persons engaged in activities involving any possible conflict of interest carry on those activities at a level of independence appropriate to the size and activities of the organization. This includes:

-	Effective procedures to prevent or control the exchange of information between persons engaged in activities involving a risk of a conflict of interest,

-	The separate supervision of employees providing service to, clients whose interest may conflict,
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Remuneration policies which reflect the need to prevent any direct link between the remuneration of relevant persons principally engaged in one activity and the remuneration of, or revenue generated by, different persons principally engaged in another activity, where a conflict of interest may arise in relation to those activities. Additionally, these policies will ensure that ILIM assesses the performance of its staff and remunerate them in such a way as

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to not conflict with its duty to act in the best interests of its clients.

-	Measures to prevent any individual from exercising undue control over the investment activities of another and

-	Measures to prevent any individual from being simultaneously involved in separate investment activities that may prevent the proper management of conflicts of interest.

Dealing as Principal

ILIM does not deal as principal with any person, firm or company in any transaction in the course of managing client assets but only as agent of its clients.

Order Allocation Policy

In accordance with ILIM’s Order Allocation policy & procedure, all orders executed and/or decisions to deal on behalf of clients are promptly and accurately recorded and allocated, thereby ensuring the fair treatment of clients.

Personal Account Transaction/ Dealing

While the employees of ILIM are entitled to buy and sell financial instruments (including shares and fixed interest securities) on their own account, this is only on the basis that they adhere to the ILIM Insider Dealing and Market Manipulation policy and procedure.

Gifts, Benefits and Inducements

ILIM maintains effective policies and procedures to ensure that any gifts, benefits or inducements offered, given, solicited or accepted by any employee of the company in the course of business does not create a conflict of interest with its responsibilities to its clients.

Third Party Arrangements

It is ILIM policy to only enter into third-party arrangements designed to enhance the quality of service provided to clients and to disclose such arrangements to clients should they arise.

Research Payment

In accordance with current ILIM policy, ILIM pay for all investment research related costs out of the firm’s own resources.

Record Keeping

ILIM maintains an effective system to keep records of cases where conflict of interest entailing a risk of damage to any client has arisen or may arise. Records are maintained for as long as required by the appropriate regulations. Written reports detailing such instances will be provided to senior management regularly and in any event, on an annual basis

Product Governance

The Product Governance Committee (PGC) consider any conflicts or potential conflicts that arise during the development of any new products to ensure they are identified, managed and recorded on ILIM’s conflicts of interest register.

Material Conflicts of Interest relating to Other Investment Advisers

ILIM does not recommend or select other investment advisers for clients. Doing business with our affiliates could involve conflicts of interest if, for example, we used affiliated services when such services were not in our clients’ best interests. Any business relationships with our affiliates are carried out on market terms.

8. Gifts and Inducements

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•	All employees of Irish Life Investment Managers (ILIM) have an obligation to comply with this policy to avoid any conflict of interest and to act in the best interests of its clients.
•	In all instances of actual or potential conflict of interest ILIM will abide by the principles of treating its customers fairly, and dealing honestly and professionally with all its stakeholders.
•	It is ILIM’s policy to only enter into third-party arrangements designed to enhance the quality of service provided to clients.
•	It is ILIM’s policy to disclose such arrangements to clients should they arise.

Gifts Overview

ILIM maintains effective procedures to ensure that any gifts, benefits or inducements offered, given, solicited or accepted by any employee of the firm in the course of business does not create a conflict of interest with its responsibilities to its customers.

Process for all gifts received or given by ILIM

1.	Notification

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The receipt of invitations or the offer of any gifts, payments, services, hospitality or benefit-in-kind on a scale which would affect, or could be considered to affect, the ability to exercise independent judgment, or conflict with the duty owed to customers, should be notified in all cases to the relevant member of the ILIM Executive Management Team (EMT).When there is doubt as to the propriety of accepting or offering a gift or an invitation or offer, employees should refer the matter to the relevant member of ILIM EMT who may consult with Compliance for clarification on any legal or regulatory aspects.

2.	Recording

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Every gift/invitation received or given by ILIM must be logged in a local register by the relevant business area. Local registers should ensure that all gift details are assigned to each benefit received or given.

-	Series of gifts given or received may be reviewed and queried by Compliance.

-	The relevant business areas should ensure that all declined gifts are recorded on the gifts register.

Prohibited gifts

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No sponsorship or gifts should be solicited or accepted by staff for any event or occasion involving staff, where such could be deemed to influence or compromise any business decision by ILIM in relation to the sponsor or donor.

-	Invitations including overnight accommodation or long distance travel should always be refused unless the proposed trip is predominantly of a business nature.

Gifts exceeding the de minimis threshold

This policy requires written EMT approval prior to the giving or receiving of any gift or benefit exceeding the de minimis threshold, which is currently €50. The member of EMT will only give approval when, in his/her view, it does not conflict with the clients’ interests and independence is not compromised.

Approval of any individual gift greater than the de minimis threshold is also subject to review by Compliance, who maintains an ILIM approved gifts register. Therefore, all such approvals should be forwarded to the Compliance Unit.

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There is an increased de minimus of €150 applied for those in the property team, recognising the objective of keeping the property team informed of emerging market developments and opportunities. The property team will be subject to the previous gift policy limit of €150 subject to the following terms:

•	Prior approval will be required from the CIO and Head of Compliance for all gifts or inducements with value in excess of €50 and details will be added to the Gift Register.
•	No foreign travel shall be accepted (or offered).
•	Any individual may receive only one inducement or gift of value in excess of €50 from any Company in a calendar year.

The above approval procedure, in addition to the policy herein, will be assessed and reviewed regularly and in any event, on an annual basis.

Business Development Expenditure

Certain normal business development expenditure, which has been approved at an overall level in business divisions’ business development budgets, does not require advance approval for the giving of individual items as they arise.

Individual items received, as part of normal business development will not require advance approval. However, all such individual items given and individual items received, as part of business development must be registered in the local business area log.

Inducements Overview

An inducement is a fee, commission or non-monetary benefit received or given in connection with the provision of an investment service or ancillary service9.

Under MiFID II, investment firms are required to act honestly, fairly, professionally and in the best interests of clients. MiFID II imposes disclosure obligations in relation to both conflicts of interests and inducements.

ILIM takes all appropriate steps to identify and manage or prevent potential or actual conflicts of interest that arise in the course of providing its services, including but not limited to, those caused by its remuneration and similar arrangements or by the receipt of inducements from third parties;

-	within ILIM,
-	between ILIM and any person, including but not limited to, its managers, employees, or any person(s) directly or indirectly linked to it by control and its clients, or
-	between ILIM’s clients.

ILIM will not accept or retain any fees, commissions or monetary benefits from any third party or persons acting on behalf of a third party in relation to the provision of services to clients. All such fees, commissions or benefits received will be allocated and transferred to the client in full as soon as reasonably possible following receipt of same. The client will be periodically informed of any fees, commissions and monetary benefits received by ILIM and transferred to them. Furthermore, details regarding mechanisms for transferring fees, commissions and monetary benefits received will be provided.

Minor non-monetary benefits are permissible if reasonable, proportionate and are unlikely to influence ILIM’s behaviour in any way which would adversely affect the

[9]	As defined under MiFID II

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client’s interests. Additionally such benefits must fulfil all of the following requirements; are capable of enhancing the quality of the service; this requirement will be deemed satisfied if the following criteria are met:

•	an additional or higher level service is provided to the client and it is proportional to the level of inducements received;

•	It does not directly benefit ILIM or ILIM’s shareholders or employees without tangible benefits to the client;

•	an on-going benefit is provided to the client in relation to an on-going inducement and;

having regard to the total amount of benefits received from an entity or group of entities, are of a scale and nature such that they do not impair compliance with ILIM’s duty to act honestly, fairly and professionally in the best interests of the client;

Acceptable non-monetary benefits include the following:

•	generic or personalised information or documentation relating to a financial instrument or investment service.

•	written material from a third party commissioned and paid for subject to the proviso that the relationship is clearly disclosed in the material and that the material is available on request.

•	participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or investment service.

•	hospitality of a reasonable de minimis value, such as food and drink during a business meeting, conference, seminar or other training events.

Disclosure of minor non-monetary benefits must be made prior to the provision of services to the client and in relation to ongoing benefits, at least annually thereafter. Such non- monetary benefits may be described generically.

Record Keeping

ILIM maintains an internal list of all non-monetary benefits received in relation to the provision of its services and records how such benefits are designed to enhance the quality of the services provided to the client. Details of the steps taken in order to ensure compliance with ILIM’s duty to act honestly, fairly and professionally in accordance with the best interests of the client are also provided.

This policy should be read in conjunction with ILIM’s Conflicts of Interest policy and the Great West Life Anti-Bribery and Corruption policy.

9. Research

Directive 2014/65/EU of the European Parliament and of the Council on Markets in Financial Instruments (MiFID II), as implemented in Irish Law by S.I. No. 375/2017 – European Union (Markets in Financial Instruments) Regulations 2017 (the 2017 Regulations), requires investment firms paying or being paid any fee or commission or providing or being provided with any non-monetary benefit (inducements) in connection with the provision of an investment service or ancillary service to ensure that such inducements cannot give rise to conflicts with the firm’s duties to act honestly, fairly and professionally in accordance with the best interests of its clients. Specific obligations are outlined regarding inducements in relation to research.

This policy outlines the overarching MiFID II requirements for inducements in relation to research and the ILIM application of these obligations. This policy should be read in conjunction with the Conflicts of Interest policy.

A review of research paid for by ILIM is conducted annually in Q4 as part of the budgetary process. As at the date of this document we are investigating the introduction of a research aggregator with a full audit trail for the 2020 budget.

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MiFID II Requirements

Schedule 5 of the 2017 Regulations specifically deals with inducements to trade. The goal of the legislation is to decouple the trading decision from other sell side services. The trading decision must be based solely on a broker’s ability to trade and achieve best execution. Historical ancillary services, like investment research, corporate access and investment conferences, must be paid for separately to avoid any potential inducements to trade.

Article 3(1) of Schedule 5 of the 2017 Regulations states that:

The provision of research by third parties to investment firms providing portfolio management or other investment or ancillary services to clients shall not be regarded as an inducement if it is received in return for any of the following:

(a)	direct payments by the investment firm out of its own resources;

(b)	payments from a separate research payment account controlled by the investment firm provided the following conditions relating to the operation of the account are met:

Payments from a separate research payment account (RPA) must be further supplemented with a range of regulatory controls and client disclosure requirements.

Payment Policy

It is ILIM policy to pay for all investment research related costs out of the firm’s own resources; any change in this policy will require approval of the ILIM board.

Policy Review

The Research policy will be reviewed on at least an annual basis, or when a material change occurs. The policy will be reviewed by the Execution Committee, and presented to the board for approval.

The purpose of the review will be to determine whether the policy is still appropriate given the operations and activities of ILIM and in light of regulatory developments and industry guidance during the period.

10. Data Protection

Policy Overview

The General Data Protection Regulations (“GDPR”), effective 25 May 2018, replaced the existing data protection framework under the EU Data Protection Directive. The GDPR emphasises transparency, security and accountability, while at the same time standardising and strengthening the right of individuals to data privacy.

ILIM is required under the GDPR to safeguard the security and confidentiality of personal data held.

Personal Data includes any data that may identify a natural person to include, amongst other items, names, addresses, email addresses, identification numbers, identifiable natural person (data subject). It is important that we, as a firm and individually, understand our responsibilities and take great care to ensure we comply with these obligations.

Key obligations under the Data Protection Rules

-	We cannot collect or hold any personal information (even a name and address), either in electronic or manual form, about any individual, without consent.

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-	We must take all reasonable security measures to protect the personal data under our control and ensure that it is not disclosed to another party without the person’s consent.

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As we can only collect and hold information which is adequate, relevant and not excessive, we must take particular care to ensure that we do not record, manually or electronically, information which does not meet these requirements and which could be prejudicial.

-	Personal data should not be retained longer than necessary, in relation to the purpose for which such data is processed.

-	A person has a right of access to personal data held in his/her name whether in electronic or manual form.

While ILIM does not typically process personal data on behalf of our clients in the course of its business activities, we are required to ensure there are appropriate policies and procedures in place to ensure compliance with data protection obligations. This policy and procedure document has been prepared taking into account the nature of ILIM’s business. ILIM’s policy also reflects the Irish Life Group Limited (ILGL) data protection policy, which in turn, reflects the Great West Lifeco privacy guidelines.

Other policies to be read in conjunction with this document:

Record Keeping

As a firm authorised to provide portfolio management services under MiFID II, it is ILIM’s policy to record the telephone lines of certain specified employees, including relevant staff in Fund Management and the Dealing Desk and back office. Click here to view the Record Keeping Policy.

CCTV

ILIM’s recording of images on CCTV is carried out for security purposes only. As recognisable images are captured, these images are considered personal data and as such are subject to GDPR. The Policy is available here.

Review

ILIM’s Data Protection Policies and Procedures are reviewed and refreshed by ILIM Compliance annually or in light of any legislative or other relevant developments.

Queries

If you have any data protection related queries or issues please contact Compliance $INVCOMPLIANCEDAILY.

Data Protection Procedures

Departmental Data Protection Procedures

ILIM is committed to ensuring compliance with Data Protection legislation. The Compliance team is responsible for working with the business to ensure procedures are established and maintained.

The following departmental procedures have been established:

Investment Development/ Business Development

Investment Development creates and maintains files for all clients of ILIM. These files include any client assessment forms and the client set-up forms, containing trustee personal data. Investment Development requires the names of trustees for business purposes and, in many cases, the email addresses and phone numbers. This

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information is not disclosed elsewhere.

All information pertinent to client relationships is retained for a minimum period of six years after cessation of the investment relationship with client.

Human Resources

Group Human Resources create and maintain all employee records for ILIM. Information is strictly confidential and only relevant data is kept. Details held on individual files may comprise of the following:

-	Application forms/CV’s;
-	References;
-	Medical forms;
-	Birth certificates;
-	Marriage certificates, where applicable;
-	Contracts of employment;
-	Membership of Trade Unions
-	Correspondence with individuals, such as salary increase or promotion letters etc.; and
-	Any disciplinary/grievance dealings.

Personal data is only retained for as long as is required and in compliance with the GDPR. Please refer to Group HR policy.

Fund Management

ILIM is required to carry out transaction reporting under the European Union (Markets in Financial Instruments Regulations (“MiFID II”). Each reportable transaction requires a unique identifier for the individuals who have specific inputs in to each transaction.

This unique identifier is prescribed in the MiFID II regulatory technical standards and is a combination of the person’s nationality, person’s name (abbreviated) and their date of birth. The Portfolio Construction team collate this information in the form of a letter signed by each individual. Once the unique identifier is created it is passed to the Settlements team who upload it to TRAX, an outsourced transaction reporting company. ILIM also must provide this information to all the Multilateral Trading Venues (MTFs) that it uses now or may use in the future. The MTFs have a regulatory obligation to report all transactions executed on venue and this information must be provided in order to trade on venue.

A copy of the letter signed by each individual is provided to Compliance for secure storage.

Operations

-	Transaction Reporting

As referenced above, once the unique identifier is created, it is provided to the Settlements department who set the code up on TRAX, an outsourced transaction reporting company. A legal agreement is in place with TRAX clearly setting out that this personal data may only be used for the purpose it is intended i.e. reporting to the Central Bank of Ireland.

-	Business Continuity Plan

The Operations function maintains a Business Continuity Plan for ILIM. The Business Continuity Co-ordinator co-ordinates updates of the plan with Team Managers annually. All information collected, which would include name and phone numbers of ILIM employees, is treated as confidential. This information is recorded in the Business Continuity Plan and then distributed to (i) the ILIM Incident Management Team (ii) the Executive Management Team (iii) Heads of Function who are not on the Executive Management Team (iv) Team Managers. It is the responsibility of the Co-ordinator to ensure current and accurate copies are being sorted and distributed. The Business Contingency plan is securely stored in hardcopy and softcopy by all holders.

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Personal data is only retained for as long as is required and in compliance with the GDPR.

Compliance

In accordance with MiFID II and the US Securities Exchange Commission (SEC) Advisors Act 1940, data relating to personal account transactions are obtained from all ILIM staff. These records are stored on a local access network drive, with restricted access limited to the Compliance team.

In addition, fitness and probity records relating to Directors or other Pre-approved Controlled functions are stored on a local access network drive, with restricted access limited to the Compliance team.

Compliance also maintains personal data for a number of employees who have provided their personal data in the form of a signed letter, for the purpose of the ILIM’s MiFID II transaction reporting obligations to the Central Bank of Ireland. The signed letters and personal data gathered are stored in a secure cabinet by Compliance.

Compliance also maintains some personal data, for a number of employees in fund management as required under the SEC brochure rule set out in the Investment Advisers Act 1940. This data is stored on a local access network drive, with access restricted to the Compliance team.

Personal data is only retained for as long as is necessary and in compliance with the GDPR.

11. Fitness & Probity Requirements

The following sets out the fit and proper policy for ILIM. This policy is determined by the Board of Directors of ILIM (“the Board”). It is designed to ensure that the all persons subject to the fitness and probity regimes meet the requirements set out in this policy. The policy is in line with the requirements set out in the Irish Life Group policy. The legislation requires that persons running ILIM as well as persons working in key functions in ILIM are subject to the fit and proper requirements. The policy takes full account of the Central Bank of Ireland’s Fit and Proper Regulations, standards and guidelines (F&P Standards) and forms part of ILIM’s system of governance.

Responsibility

ILIM Compliance is responsible for;

-	reviewing the Fit and Proper Policy to ensure consistency with the Group Policy and compliance with ILIM’s regulatory requirements and for making recommendations in this regard to the Board.

The ILIM Board

-	is responsible for ensuring compliance with ILIM’s Fit and Proper policy and approves the policy on an annual basis.
-	Delegates responsibility to the Nomination and Governance Committee for recommending Board and Board Committee appointments to the board;
-	is responsible for the approval of candidates to fill Board and, as relevant, senior management vacancies and for confirming their fitness and probity; and
-	is responsible for ensuring that evidence of discussion and challenge is reflected in board minutes supporting the Board’s approval of appointments that are within the remit of the F&P regime.

The BAC is responsible for:

-	oversight of the Fit and Proper Policy

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-	annual review of the Fit and proper Policy and recommending it for approval by the Board; and
-	reviewing updates from time to time or when matters arise from Corporate Resources, Compliance or Company Secretarial.

The Nomination and Governance Committee is responsible for

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Board and Committee recruitment and selection, including identification and nomination for the approval of the Board, candidates to fill both executive and non-executive Board vacancies as and when they arise; and

-	in considering appointments, is responsible for assessment of compliance of any potential candidate with the Central Bank’s Standard of Fitness and Probity.

The ILIM Compliance Officer (ILIM CO) is responsible for:

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Sign off on the checklist confirming the due diligence file, in relation to the proposed appointments to a Pre- Approval Controlled Function (PCF) role, prior to sign off by the ILIM Managing Director (MD); and

-	Completing Section 12 – Proposer Declaration of this questionnaire and for submitting the completed IQ to the Central Bank.

The ILIM MD is responsible for:

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signing off on the assessment of the fitness and probity of all persons in PCF roles as determined by the F&P Standards and those in key functions as determined in MiFID II(excluding Board directors); and

-	ensuring that there are appropriate mechanisms in place for implementing, managing and monitoring compliance with the F&P policy and standards in their business unit.

The Executive HR for ILIM is responsible for:

-	ensuring that appropriate fit and proper assessments are carried out for each relevant role in line with the policy;
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ensuring that a process is in place for line managers to advise the Executive HR in advance of any staff movements relating to Controlled Function (CF) roles to allow HR to carry out the fit and proper assessment;

-	escalation of any matters that are relevant to a particular assessment of a person subject to the fit and proper process to ILIM Compliance;
-	keeping and maintaining a current list of all persons subject to the fit and proper requirements;
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ensuring that ILIM takes all reasonable steps to protect the information and documents collected for fit and proper assessments from misuse, unauthorised access, modification or disclosure in accordance with General Data Protection Regulation requirements; and

-	ensuring breaches, once identified, are reported to the Head of Compliance and/or the Chief Risk Officer, as appropriate.

The Director Group Compliance is responsible for:

-	providing advice, guidance and other support to the ILIM MD and/or HR as required in relation to the fit and proper requirements ,policy and related matters;
-	independently monitoring compliance with the policy;
-	ensuring that processes are in place for the timely communication and escalation of breaches of the policy; and
-	liaising with the Central Bank and other Regulators in relation to Fitness and Probity matters.

Application of the policy

The policy requires that all persons in ILIM who are subject to the fit and proper requirements must comply with the standards of fitness and probity set by ILIM and its supervisors. The policy applies equally whether the function subject to the fit and proper requirements is outsourced, or whether it is performed by employees of ILIM. Where the function is outsourced, the fit and proper requirements apply to the

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persons employed by the service provider to perform the outsourced functions together with the person in ILIM who is responsible for the function.

Group HR maintain a central register of all individuals and their roles in the Group who are subject to F&P.

Criteria to determine if a person is fit and proper

It is the policy of ILIM to set high standards of fitness and probity and, in this regard ILIM will comply in full with the F&P standards which are set out in Appendix 1.

ILIM will exercise proportionate discretion when judging certain matters which are not of an absolute determinative nature but, in general, it will adopt a conservative approach to these matters.

Process for fit and proper assessments – initially and on an ongoing basis

(i) Assessments of a person’s fitness and probity for a role will be made:

-	before the person is appointed; and
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after their appointment, on an annual basis, by way of an annual declaration, although if material information adverse to the assessment becomes known to ILIM during the year, ILIM must take appropriate steps without waiting for the annual review.

(ii) The collective knowledge, competence and experience of the management body (the Board) will include as a minimum:

-	market knowledge – the awareness and understanding of the wider business, economic and market environment in which ILIM operates;
-	business strategy and business model – an appropriate detailed understanding of the ILIM business strategy and model;
-	system of governance – awareness and understanding of the risks the ILIM is facing and the capability or managing them together with the ability to assess the effectiveness of ILIM ’s arrangements to deliver effective governance, oversight and control in the business and if necessary oversee changes in these areas;

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financial and actuarial analysis – the ability to interpret ILIM ’s financial and actuarial information, identify key issues, put in place appropriate controls and take necessary measures based on this information; and

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regulatory framework and requirements – awareness and understanding of the regulatory framework in which ILIM operates and the regulatory requirements and expectations relevant to it, and the capacity to adapt to changes which stem from the regulatory framework without delay.

The members of the Board are not each expected to possess expert knowledge, competence and experience within all areas of ILIM, but the collective knowledge, competence and experience of the Board as a whole must provide for a sound and prudent management of ILIM.

Where changes occur at board level the board of ILIM will demonstrate that the collective knowledge of the board is maintained on an adequate level so that sound and prudent management of ILIM will continue.

The Board will also have regard to the ILIM Diversity Policy.

(iii)	Before a person is appointed to a role subject to the fit and proper requirements, a due diligence process will be undertaken by;
-	the Nomination and Governance Committee on behalf of the Board in respect of director appointments (with assistance as required from Compliance and/or the Company Secretary);
-	for other appointments sign-off for these appointments being carried out by the ILIM Compliance Officer and the ILIM MD or other nominated senior person. The due diligence to be

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conducted will comply with the F&P standards and MiFID II requirements.

Description of situations that give rise to a re-assessment of fitness and probity

The following sets out some examples, but is by no means an exhaustive list of situations that may give rise to a re-assessment of fitness and probity:

-	situations involving staff movements, for example, promotions, transfers, secondments;
-	situations leading to a reason to believe that a person’s actions could result in ILIM conducting its business in a way that is not in accord with applicable legislation or ILIM’s

Code of Conduct;

-	situations leading to a reason to believe that a person will enhance the risk of financial crime e.g. money laundering or financing of terrorism;
-	situations leading to believe that the sound and prudent management of the business of the undertaking is at risk;
-	situations leading to a reason to believe that failure to carry out the core objectives of the role could be indicative of the requisite level of competency.

Best interests of the market

Where ILIM has reached a negative conclusion with respect to an individual’s fitness and probity to the extent that ILIM is no longer prepared to permit that person to continue in any role subject to this fitness and probity policy, ILIM will ensure that, having regard to the legal and other constraints that apply, it (or its officers or employees) does not provide any affirmation to any third party about that person which is inconsistent with ILIM’s findings.

Procedure for Notification to the supervisory authority

ILIM will comply with all regulatory requirements, including the requirements set out in the Central Bank’s F&P Standards and Guidelines, in relation to notifications to supervisors.

Monitoring and review

This policy is subject to periodic review by the Board which may be prompted by changes in the applicable Regulations or to changes to the Group structures (or by other situations as determined by the Head of Compliance or by the Board Audit Committee).

Adherence to the F&P standards and requirements is subject to annual reconfirmation by persons occupying fit and proper roles. Where ILIM becomes aware that there may be concerns regarding the fitness and probity of a person in a role subject to this fit and proper policy, ILIM will investigate such concerns and take action as appropriate without delay. ILIM will notify the Central Bank of any such action taken where there has been a negative conclusion reached with regard to persons holding a role subject to fitness and probity.

Document retention

ILIM shall ensure that there are processes in place to ensure that, in line with General Data Protection Regulation requirements;

-	All information considered in assessing the fitness and probity of a person in a relevant role is documented;
-	The recruitment process includes a policy to destroy information gathered for unsuccessful candidates after an appropriate period of time;
-	Ensure that documents are retained for at least the period of time set out in the F&P standards; and
-	Documents are maintained and are available for inspection by the Board at any time.

12.	Information Security Policy

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Please click here to view the Group Information Security Policy

13. Confidentiality/Secrecy

As an employee of ILIM, you must treat all information you come in contact with as confidential.

ILIM’s Business

Confidentiality regarding ILIM’s customer and business affairs is of the utmost importance. Under no circumstances should any information be given to, or should any discussion take place with, external parties regarding the affairs of the company or any of its subsidiary/associated companies without the prior consent of your Line Manager.

Confidential Materials

A duty of care applies to all files, documents, papers and other information relating to the company under your control. You may not remove any of these documents or any item belonging to the company or which contain confidential information from the company’s premises at any time without proper advance authorisation. You must return to the company upon request and, in any event, upon the termination of your employment, all documents, and items belonging to the company or which contain or refer to any confidential information and which are in your possession or under your control.

These responsibilities remain with you in the event of your leaving the employment of the company. Breach of this responsibility in the course of your employment constitutes gross misconduct and can result in dismissal. Breach of same after your employment may leave you open to legal proceedings for any damage caused to the company or its clients related to such breach.

Clean Desk Policy

The Clean Desk Policy applies to all employees and contract employees working in Irish Life and ILIM. It extends to all paper, micro-film, or fiche records which identify an individual by name, address, or account number.

This policy also covers all paper information which refers to the performance of the organisation and its subsidiaries and all other sensitive information. The policy requires the following actions;

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When leaving a desk or work area sensible precautions must be taken to ensure valuable items containing sensitive information are removed and locked in an appropriate secure safe or cabinet / desk drawer. Keys for the safe / cabinet must be retained under the effective control of the person responsible for the items.

-	Group or Department critical documents should be stored in a fire proof cabinet / safe. Line management is responsible for identifying these
-	If you leave your desk, and your PC is switched on, ALWAYS lock your screen (‘Ctrl, Alt, Delete’ and then Enter (or Windows key and ‘L’) to confirm that you wish to lock your work station)
-	If working on sensitive information, and you have a visitor to your desk, lock your screen to prevent the contents being read
-	All confidential information must be placed in a cabinet / desk drawer.
-	Never place used confidential information in normal bin for disposal. You must ensure that the material is shredded by placing this in the blue shredding bins provided.
-	Valuable items, such as chequebooks, Group drafts, cash and foreign exchange must be securely locked away each evening in an appropriate secure safe or cabinet / desk drawer.

Potential Breaches of Confidentiality

Should you become aware of any breach of confidentiality or company

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rules/procedures, you must immediately notify your Line Manager or his/her Manager, if appropriate.

Where company funds, resources and assets are under your control the proper procedures must always be followed. Any breach of procedure may be regarded as gross misconduct and result in serious disciplinary action up to and including dismissal.

14. Social Media Policy

A social media policy outlines for employees the corporate guidelines or principles of communicating in the online world. In addition to the GWL Guidelines for Personal Use of Social Media, the following additional points apply to ILIM staff.

The absence of, or lack of explicit reference to a specific site does not limit the extent of the application of this policy. Where no policy or guide line exists, employees must use their professional judgment and take the most prudent action possible. Consult with your manager or supervisor if you are in any doubt.

General Guidelines

This policy on social media must be read in conjunction with other employee policies. Particular attention is drawn to the Dignity & Respect Policy, Equality through Diversity Policy, Group Electronic Communications Policy, Group Information Security Policy and Group Mobile Device Policy, all of which are applicable to social media usage.

ILIM recognises that employees use social media tools as part of their daily lives. Employees must always be mindful of what they are posting, who can see it and how it can be linked back to the organisation and work colleagues.

All employees should be aware that the organisation regularly monitors the internet and social media in reference to its work and to keep abreast of general internet commentary, brand presence and industry/client perceptions. The organisation does not specifically monitor social media sites for employee content on an on-going basis; however employees should not expect privacy in this regard. The organisation reserves the right to utilise for disciplinary purposes any information that could have a negative effect on the organisation or its employees, which management comes across in regular internet monitoring or is brought to the organisation’s attention by employees, clients, members of the public etc.

It is in the interest of every employee and the company that employees immediately report any inappropriate activity or behaviour regarding the organisation, its employees or third parties. Inform a member of management or Human Resources.

This policy extends to social media platforms that exist currently and also future platforms of a similar nature. Given the rapid development of social media, this policy will be reviewed and updated regularly to ensure it remains relevant and applicable.

This policy is not exhaustive. Examples which are outlined in this policy include many aspects of social media usage but are not limited to those specified. In situations which are not expressly governed by this policy, you must ensure that your use of social media is at all times appropriate and consistent with your responsibilities towards ILIM. In case of any doubt, you should consult with your Manager/Director.

Any breach of the general principles and conditions of this social media policy or related policies may lead to disciplinary action, up to and including dismissal.

Social Media Personal Usage Guidelines

If you choose to identify yourself as an employee of the company, this should only be done in a manner which follows the guidelines as they relate to the potential reflection on the company’s reputation and standing. See specific guidelines on company related

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references.

Company related references

Any reference / mention you make of the company / products etc. has the potential to negatively impact the company, therefore you should adhere to the following guidelines.

•	You must not publish material that is defamatory, abusive, or offensive in relation to any employee, manager, office holder, shareholder, supplier, customer or client of the organisation.
•	You must not publish any confidential or business-sensitive information.
•	You must not publish material that might reasonably be expected to have the effect of damaging the reputation or professional standing of the organisation.
•	You may not give references as per the group policy.
•	Employees should regularly review privacy settings on social media platforms to ensure they provide sufficient personal protection and limit access by others.
•	Social media activities must not interfere with your work commitments / responsibilities. They must also not interfere with company resources - Refer to IT resource usage policies.
•	Your online presence reflects the company. Be aware that your actions captured via images, posts, videos or comments can also reflect on that of our company.
•	Respect copyright laws, and reference or cite sources appropriately. Plagiarism applies online as well.
•	Be aware of data protection rules, you must not post colleagues’ details or pictures without their individual permission.
•	Photographs of company events must not be posted online without the consent of all individuals in the photograph.
•

From time-to-time certain company events may be organised where participation will imply consent for your picture or any recording or video to be published in a social media space. Events of this type will have a formal sign-up process and participants will be notified in advance if implicit consent is part of the event.    Any photographs utilised as part of this consent continue to be subject to all other company policies, in particular the dignity and respect policy. Should an individual have a specific objection to a published photograph, they can request that it is removed and the company would expect the publisher to comply with that request.

Particular care must be taken in relation to potential social media interaction or proposed interaction (e.g. Friend Requests etc.) to ensure that no employee policy, such as “Dignity and Respect” is breached. Managers especially must bear in mind the potential for placing an employee under pressure by making such requests and they must respect the right to privacy of the employee.

15. ILIM’s Policy Statement on Fraud

MiFID Regulations

ILIM is obliged under MiFID II to act honestly, fairly and professionally in accordance with the best interest of its clients. In addition, MiFID II includes specific prudential requirements to ensure firms are well run with the appropriate internal systems and controls to help mitigate against risks, including fraud. ILIM has a dedicated Compliance and Business Risk function in accordance with these requirements. By being MiFID II compliant, ILIM is operating to the highest European regulatory standards.

Fraud Policy

This policy applies to any irregularity, or suspected irregularity, involving employees as well as consultants, contractors and/or any other parties with a business

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relationship with ILIM. This policy should be read in conjunction with the GWL Anti-Bribery and Corruption Policy. The ILIM Board specifically approve and adopt the Irish Life Fraud Policy each year.

Policy Statement

ILIM requires all staff at all times to act honestly and with integrity and to safeguard the resources (including data) for which they are responsible. Fraud is an ever present threat to these resources and must be a concern to all members of staff. The purpose of this policy statement is to set out employee’s responsibilities with regard to the prevention of fraud.

What is Fraud?

No precise legal definition of fraud exists. For practical purposes fraud may be defined as an intentional misrepresentation of facts made by one person or more persons to another/other persons with the intention to deceive, obtain an advantage, avoid a loss or an obligation, or cause loss to another party/parties. Fraud can include activities including, but not limited to, theft, deception, bribery, forgery, corruption, misappropriation of company funds or property, false accounting and conspiracy to commit these offences.

Fraud Liaison Officer

ILIM has appointed Donal Woodcock as the Fraud Liaison Officer for the firm. Donal is the point of contact for any queries or concerns that staff may have. In addition, Donal will liaise with the business units and provide guidance, as and when required.

Raising a Concern

Staff are required to promptly report any known or suspected breach of this Policy to your line manager. Where genuine concerns are raised in good faith regarding a fraud or suspected fraud, such incidents will be fully investigated and appropriate action will be taken.

ILIM, as part of the GWL Group, has the following fraud prevention and detection policies, procedures and strategies in place:

•	GWL Code of Conduct
•	Irish Life Speaking Up (Whistleblowing) Policy
•	GWL Information Security Policy;
•	Irish Life Fraud Policy
•	Operational Risk and Compliance framework;
•	Internal Audits - planned audits and spot checks; and
•	Centralised core business units (e.g. HR and Procurement)

ILIM is responsible for:

•	Developing and maintaining effective controls to deter and detect fraud;
•	Ensuring staff are aware of their fraud responsibilities;
•	Carrying out a vigorous and prompt investigation, if fraud is suspected;
•	Taking appropriate legal and/or disciplinary action against perpetrators of fraud; and
•	Taking appropriate legal and/or disciplinary action where supervisory failures have contributed to the commission of the fraud.

ILIM’s Managers are responsible for:

•	Identifying the risk to which systems and procedures are exposed;
•	Developing and maintaining effective controls to prevent and detect fraud; and
•	Ensuring that controls are being complied with.

Individual members of staff are responsible for:

•	Acting appropriately in the use of ILIM resources and in the handling and use of client funds whether they are involved with cash or payments systems,

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receipts, dealing with contractors or suppliers, brokers, clients, dealing, settlements or encashments.
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Reporting details immediately to the person responsible for matters relating to the safeguarding of client financial instruments and funds, their line manager or next most senior manager, if they suspect that a fraud has been committed or see any suspicious acts or events.

ILIM Controls & Procedures to Mitigate the Risks of Fraud

ILIM has organisational controls in place to mitigate against the risk of possible fraud, including:

•	Strict segregation of duty between front and back offices;
•	Independent Compliance and Risk function who conduct a risk based monitoring programme in line with Group standards;
•	Regular review of ILIM’s business risks and the controls in place to mitigate these risks
•	Annual internal audit plan for the business;
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Regular independent reviews of business activity by Compliance and Business Risk; Annual training for all staff members, (e.g. AML, GWL Code of Conduct, ILIM Code of Business Conduct and Ethics, Information Security Awareness and Operational Risk)

ILIM also has comprehensive internal policies and procedures to mitigate against the risk of possible fraud, which are available to staff on ILIM’s Procedure Repository.

16. GWL Cloud Computing Policy

Please click here to view the GWL Cloud Computing Policy.